Unofficial English Translation                                       Exhibit 1.1

                             Articles of Association
                                      for
                           PETROLEUM GEO-SERVICES ASA

(Changed in Extraordinary General Meeting 27.11.91, Board Meeting 09.01.92, Extraordinary General Meeting 30.01.92, Annual Meeting 28.04.92, Board Meeting 14.05.92, Annual Meeting 12.03.93, Board Meetings 18.05.93, 27.05.93, 18.03.94,
14.04.94, 18.05.94, 28.06.94, 03.11.94, 02.02.95, 11.05.95, Annual Meeting
22.06.95, Board Meetings 09.11.95, 07.03.96, Extraordinary General Meeting 21.03.96, Board Meeting 10.05.96, General Meeting 11.06.96, Board Meetings 08.08.96, 30.09.96, 02.10.96, 11.11.96, 03.03.97, 13.05.97, General Meeting
25.06.97, Board Meetings 12.08.97, 10.11.97, 17.12.97, 07.01.98, Extraordinary
General Meeting 10.03.98, Board Meeting 09.06.98, Annual Meeting 23.06.98 and Board Meeting 21.07.98, 06.08.98, 31.08.98, 8.11.98,12.03.99, 18.05.99, Annual
Meeting 22.06.99, Board Meetings 29.07.99, 09.08.99,19.08.99, 18.11.99,
14.03.00, 30.05.00, 23.08.00, 29.05.01, 31.07.01, 21.08.01 and Extraordinary
General Meeting 16.10.03)

Section 1 The Company's registered name is PETROLEUM GEO-SERVICES ASA. The Company is a public limited company.

Section 2 The business of the Company is to provide services to and participate and invest in energy related businesses.

Section 3 The share capital of the Company is NOK 600,000,000 divided into 20,000,000 shares of NOK 30 each.

                The shares are to be registered at the Norwegian Registry of securities.

                To the extent required by Sections 1123(a) and (b) of the US Bankruptcy Code, the Company may not issue non-voting shares or other non-voting equity securities.

Section 4       The Company's domicile shall be in Baerum Municipality.

Section 5 The Board of Directors of the Company shall have from 3 to 8 Directors. Any two Directors jointly may sign for the Company.

                Until 16 October 2005, any election of new Directors and amendment of the instruction to the Board concerning approval of major transactions shall require the approval by more than two thirds of the votes cast as well as of the share capital which is represented at the General Meeting. Subsequent to 16 October 2005, the majority rule pursuant to the Norwegian Public Limited Companies Act Section 5 - 17 shall apply to such election.

Section 6 The shares are freely transferable except that an acquisition by assignment shall be contingent upon approval by the Board of Directors of the Company, which cannot be withheld without reasonable grounds.

Section 7 Notice of the General Meeting shall be given at least 4 weeks before the meeting. The notice convening an Extraordinary General Meeting shall be given at least 2 weeks before the meeting if the holding of the meeting is

                                      2/2


                  demanded in writing by the auditor or shareholders representing at least one twentieth of the Share Capital. (See the Norwegian Public Limited Companies Act 1997 Section 5-7, second paragraph.)

                  In the Company's General Meeting each share has one vote. An owner with shares registered through a custodian approved pursuant to Section 4-10 of the Norwegian Public Limited Companies Act has voting rights equivalent to the number of shares which are covered by the custodian arrangement provided that the owner of the shares shall within two working days before the General Meeting provide the Company with his name and address together with a confirmation from the custodian to the effect that he is the beneficial owner of the shares held in custody, and provided further the Board of Directors shall not disapprove such beneficial ownership after receipt of such notification in accordance with the rules set out in Section 6 above.

                  Shareowners who wish to take part in the General Meeting, must give notice to the Company by the date stated in the Calling Notice, which date must be at least two working days before the General Meeting.

Section  8        The General Meeting shall deal with the following:

                  a) Approval to the Annual Accounts and Annual Report including distribution of dividend.

                  b) Election of Board members and the Chairman of the Board.

                  c) Such other matters as, according to law or the Articles of Association, fall within the duties of the General Meeting.

Section 9 The General Meeting shall be chaired by the Chairman of the Board of Directors.

Section 10 In other respects, the stipulations of valid Norwegian Public Limited Companies legislation shall be applied.